Exhibit 4.49

COMMERCIAL LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is dated this 11th day of December, 2023 (the “Lease Date”), between 345 N. Lakewood, LLC as beneficiary of title holder Chicago Title Land Trust Company Trust Number 8002382049 (“Landlord”), and Rogue EBC, LLC (“Tenant”).

SCHEDULE OF BASIC TERMS (“SCHEDULE”)

Building:	All existing structures located at 345 Lakewood Avenue, Waukegan, IL 60085 except rear building

Project:	The Land consisting of approximately 4.2 acres and the Buildings contained thereon together with all parking areas, driveways, sidewalks, additional buildings added or modified and other common areas on, on or under the Land (the “Project”).

Leased Premises:	The 46,260 square foot building located at the front of 345 Lakewood Avenue, Waukegan, IL 60085 (the “Premises”). Subject to receiving the necessary approvals from any and all applicable state or local authorities, Landlord shall retain the rear building and the rear portion of the lot consisting of approximately 270 feet in length (collectively, the “Rear Portion”) as a contractor’s yard and may construct an additional building thereon.

Tenant’s Proportionate Share:	Subject to Section 6(d) of the Lease, Ninety-two percent (92%) of the Project.

Commencement Date:	The “Commencement Date” shall be the date that is the first day of the calendar month following the Approval Date (as defined below).

Lease Term:	One Hundred Twenty Six (126) full calendar months, beginning on the Commencement Date.

Base Rent:	Eight and Fifty/100 Dollars ($8.50) per square foot for the first twelve (12) months that the Base Rent is due under this Lease (commencing on the six (6) month anniversary of the Commencement Date (see Section 4)). Initial Base Rent shall be $32,767.50 per month. Nine and 00/100 Dollars ($9.00) per square foot for the twelve (12) months starting on the eighteen (18) month anniversary of the Commencement Date. Nine and Fifty/100 Dollars ($9.50) for the twelve (12) months starting on the forty (40) month anniversary of the Commencement Date with three percent (3%) annual increases for each twelve (12) month period thereafter.

All rent payments shall be electronically deposited in a bank account provided by Landlord or such other account as Landlord directs.

OPTION TO EXTEND. Provided that this Lease has not been terminated early and Lessee is not then in default, Lessee shall have the option to extend the term of this Lease for an additional three (3) five (5) year terms, the first of which shall commence at the expiration of the original term hereof and each additional option period shall commence on the expiration of the previous extension term. The Base Rent during each extended term shall commence at 103% of the Base Rent for the last year or the original or previous term. The Base Rent shall be increased by 3.0% on the anniversary date of the Lease annually during each extended term. The option to extend the Lease shall be exercisable by Lessee by written notice to Lessor at any time on or before one hundred twenty (120) days prior to the end of the original term (and each extension term with respect to the next following extension). The terms and conditions of the Lease shall continue to be in full force and effect during each extended term.

Initial Estimated Monthly Operating Expense Payments:	1. Utilities: To be paid separately in accordance with Section 7 herein
2. Common Area Charges: $0.30 per square foot at Lease Commencement (no abatement) calculated on an annual basis (see paragraph 6).
3. Taxes: $6,669.46 (see paragraph 8)
4. Insurance: $TBD
[estimates only and subject to adjustment to actual costs and expenses according to the provisions of the Lease]
Initial Monthly Base Rent and Property Tax Payments:	$
Security Deposit:	$125,000.00 payable as follows:
- $62,500.00 payable upon the execution of this Lease; and
- $62,500.00 payable upon the Commencement Date.
Broker(s):	None.
Tenant Improvement Allowance:	$925,000.00

Tenant’s Notice Address:	Rogue EBC, LLC Attn: Andrew Boyens, CEO 272 E. Deerpath Rd. Suite 320 Lake Forest, IL 60045 andrew@ebcfinancing.com
Landlord’s Notice Address:	345 N. Lakewood, LLC c/o Dan Katz dank@tkgcompanies.com
Rent Payment Address:	345 N. Lakewood, LLC c/o Dan Katz dank@tkgcompanies.com

1. Granting Clause. In consideration of the obligation of Tenant to pay rent as herein provided and in consideration of the other terms, covenants, and conditions hereof, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises, to have and to hold for the Lease Term, subject to the terms, covenants and conditions of this Lease.

2. Acceptance of Premises; Government Approvals Contingency; Landlord’s Work; and Tenant Improvement Allowance.

(a) Landlord shall complete Landlord’s Work as set for on Exhibit A hereto (“Landlord’s Work”) within the later of one hundred twenty (120) days of the parties execution of this Lease or 30 days after Tenant obtaining the approvals set forth in paragraph 2(d) below. In addition to the other contingencies listed below in this Section 2, as to leave no doubt, this Lease shall become null and void and the Commencement Date shall not occur until the Landlord’s Work (including the Punch List) has been fully completed to Tenant’s sole satisfaction.

(b) Upon completion of Landlord’s Work in Exhibit A, Landlord shall notify Tenant that the work is completed and tenant shall take possession of the premises. Tenant shall have the right to inspect and approve Landlord’s Work and shall provide a punch list of deficient items within twenty-one (21) days of Landlord notifying Tenant that the Landlord’s Work is complete (the “Punch List”). Upon Landlord’s receipt of the Punch List, the Landlord shall complete the items in the Punch List within twenty-one (21) business days or as soon as reasonably practical under the circumstances.

(c) Tenant shall have full access to the Premises prior to the Commencement Date to undertake all Tenant improvements after Landlord has completed the Landlord’s Work. Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes.

(d) The effectiveness of this Lease shall be expressly contingent upon Tenant obtaining, (i) a special use permit to operate an adult use cannabis craft grow facility from the City of Waukegan, (ii) a transfer of location approval from the Illinois Department of Agriculture, (iii) a change of ownership approval from the Illinois Department of Agriculture, and (iv) any other state or local approvals, permits, certificates, or variances required for Tenant to use the Premises for its intended cannabis-related business activities. Tenant shall apply for such permits and licenses within ten (10) business days of the execution of this Lease. If such approvals are not obtained prior to March 1, 2024, Tenant shall have the option to extend this deadline an additional thirty(30) days so long as evidence is provided that all applications remain pending and have not been rejected. If such approvals are not obtained prior to April 1, 2024, Tenant and Landlord can mutually agree to extend this deadline. Should Tenant or Landlord, each in their sole discretion, determine not to extend this deadline, either Party shall have the right to terminate this lease (which shall include termination of the guaranty pursuant to Section 25 hereof). As to leave no doubt as to the intent of the Parties, and so long as neither the LL or Tenant terminates prior to receiving the approvals, the termination right under this Section expires upon receiving all necessary approvals.

For purposes of this Lease, the “Approval Date” shall be the date that all of the permits and licenses contemplated in this paragraph have been received by Tenant. As to leave no doubt, the Commencement date shall only occur, if the conditions in this paragraph are satisfied.

3. Use. Subject to Tenant’s compliance with all zoning ordinances and Legal Requirements (as hereinafter defined), the Premises shall be used only for the purpose of an adult use craft grow cultivation center and for such other lawful purposes as may be incidental thereto including, without limitation, the manufacturing of infused cannabis products.

(a) Tenant shall not conduct or give notice of any auction, liquidation, or going out of business sale on the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure of the Premises or subject the Premises to use that would damage the Premises. Other than as would be customary for an adult use craft grow cultivation center, Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any tenants of the Project. Notwithstanding the foregoing, Landlord recognizes that, because of the nature of Tenant’s use of the Premises, certain odors and aromas will emanate therefrom. Outside storage, including storage of trucks and other vehicles, is prohibited without Landlord’s prior written consent. As used in this Lease, “including” and “include” shall always be deemed to incorporate “without limitation.”

(b) Tenant, at its sole expense, shall use and occupy the Premises in compliance with all laws, including the Americans With Disabilities Act, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises (collectively, “Legal Requirements”). The Premises shall not be used as a place of public accommodation under the Americans with Disabilities Act or similar state statutes or local ordinances or any regulations promulgated thereunder, all as may be amended from time to time. Tenant shall, at its expense, make any alterations or modifications, within or without the Premises, that are required by Legal Requirements related to Tenant’s specific use or occupation of the Premises. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler credits. If any increase in the cost of any insurance on the Premises or the Project is caused by Tenant’s use or occupation of the Premises, or because Tenant vacates the Premises, then Tenant shall pay the amount of such increase to Landlord. Any entrance into or occupation of the Premises by Tenant prior to the Commencement Date shall be subject to all obligations of Tenant under this Lease. Notwithstanding the foregoing, Landlord shall deliver the Premises to Tenant in a manner that is fully compliant with the Americans with Disabilities Act.

(c) Tenant and its employees and invitees shall have the non-exclusive right to use, in common with others, any areas designated by Landlord from time to time as common areas for the use and enjoyment of all tenants and occupants of the Project, subject to such reasonable rules and regulations as Landlord may promulgate from time to time.

4. Base Rent.

(a) Tenant shall pay Base Rent in the amount set forth above. The first month’s Base Rent and the first monthly installment of estimated Operating Expenses (as hereafter defined) shall be due and payable on the six (6) month anniversary of the Commencement Date and Tenant promises to pay to Landlord in advance, without demand, deduction or set-off, all monthly installments of Base Rent on or before the fifth (5th) day of each calendar month succeeding the first payment of the Base Rent. Payments of Base Rent for any fractional calendar month shall be prorated. All payments required to be made by Tenant to Landlord hereunder shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance herewith. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any rent due hereunder except where expressly provided in this Lease. Tenant acknowledges that late payment by Tenant to Landlord of any rent due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to determine. Therefore, if Tenant is delinquent in any monthly installment of Base Rent, estimated Operating Expenses or other sums due and payable hereunder (collectively, “Rent”) for more than ten (10) days, Tenant shall pay to Landlord on demand a late charge equal to five percent (5%) of such delinquent sum. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of such late payment by Tenant. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as a penalty.

5. Security Deposit. Concurrently with the execution of this Lease, Tenant shall deliver to Landlord 50% of the Security Deposit. The other 50% of the Security Deposit shall be paid by Tenant to Landlord on the Commencement Date. The Security Deposit shall be held by Landlord without interest as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit nor a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of an Event of Default (hereinafter defined), Landlord may use all or part of the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law so long as Tenant is notified in writing of any such deduction. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee; no interest shall accrue thereon. The Security Deposit shall be the property of Tenant held in trust by the Landlord and shall be paid to Tenant without interest upon the expiration of the initial 120 month Lease Term regardless of whether Tenant exercises any extension options provided for herein this Lease but only if Tenant has timely paid all Rent and Operating Expenses on or before the due dates during the initial Lease Term. Landlord shall be released from any obligation with respect to the Security Deposit upon transfer of this Lease and the Premises to a person or entity assuming Landlord’s obligations under this Section 5 so long as Landlord transfers the Security Deposit to such person or entity who is assuming Landlord’s obligation under the Lease. In the event this Lease is Terminated due to Tenant’s inability to receive any of the required licenses as contemplated in Section 2(d), Landlord shall promptly return all or any portion of the Security Deposit then-held to Tenant without any offset or reduction. Further, upon the expiration or termination of this Lease, Landlord shall, within thirty (30) days, return the full amount of the Security Deposit to Tenant, less any deductions as permitted by this Lease.

6. Operating Expense Payments.

(a) During each month of the Lease Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to one-twelfth (1/12) of the annual cost, as estimated by Landlord from time to time, of Tenant’s Proportionate Share of Operating Expenses for the Project.

(b) The term “Operating Expenses” means all costs and expenses incurred by Landlord with respect to real estate taxes, insurance and common area maintenance and shall include fees payable to tax consultants and attorneys for consultation and for contesting taxes as long as such consultants and attorneys are paid for their service as a percentage of the tax dollar saved and in a manner consistent with the custom of the Lake County market for property tax attorneys.

(c) If Tenant’s total payments of estimated Operating Expenses for any year are less than Tenant’s Proportionate Share of actual Operating Expenses for such year, then Tenant shall pay the difference to Landlord within thirty (30) days after demand, and if more, then Landlord shall retain such excess and credit it against Tenant’s next payments. For purposes of calculating Tenant’s Proportionate Share of Operating Expenses, a year shall mean a calendar year except the first year, which shall begin on the Commencement Date, and the last year, which shall end on the expiration of this Lease. If Landlord does not provide a reconciliation statement within 4 months after the end of each calendar year, Landlord waives the right to collect any such addition from the Tenant.

(d) Tenant’s “Proportionate Share” shall be the percentage set forth on the Schedule. The estimated Operating Expenses for the Premises set forth on the Schedule are only estimates and Landlord makes no guaranty or warranty that such estimates will be accurate. Landlord shall provide Tenant each calendar year with a detailed breakdown of the contemplated Operating Expense for the forthcoming calendar year as well as a detailed breakdown of expenses incurred in the previous calendar year.

(e) Audit Right.

i. Within sixty (60) days after receiving Landlord’s statement of actual Operating Expenses for a particular calendar year, Tenant shall have the right to provide Landlord with written notice (the “Review Notice”) of its intent to review Landlord’s books and records relating to the Operating Expenses and Tenant’s Proportionate Share for such calendar year. Within fifteen (15) days after receipt of a timely Review Notice, Landlord shall make such books and records available to Tenant or Tenant’s agent for its review at either Landlord’s office or at the Premises, provided that if Tenant retains an agent to review Landlord’s books and records for any calendar year, such agent must not be compensated on a contingent fee basis. If Tenant elects to review Landlord’s books and records, within sixty (60) days after such books and records are made available to Tenant, Tenant shall have the right to give Landlord written notice stating in reasonable detail any objection to Landlord’s statement of actual Operating Expenses for such calendar year. If Tenant fails to give Landlord written notice of objection within such sixty (60) day period or fails to provide Landlord with a Review Notice within the sixty (60) day period provided above, Tenant shall be deemed to have approved Landlord’s statement of Operating Expenses in all respects and shall thereafter be barred from raising any claims with respect thereto. Upon Landlord’s receipt of a timely objection notice from Tenant, Landlord and Tenant shall work together in good faith to resolve the discrepancy between Landlord’s statement and Tenant’s review. If Landlord and Tenant determine that Operating Expenses for the calendar year in question are less than reported, Landlord shall forthwith provide Tenant with a credit against future rent in the amount of any overpayment by Tenant (or if the Term has expired or otherwise been terminated, then Landlord reimburse Tenant within thirty (30) days of such mutual determination). If Landlord and Tenant determine that Operating Expenses for the calendar year in question are greater than reported, Tenant shall pay to Landlord within thirty (30) days the amount of underpayment by Tenant. If Landlord and Tenant are unable, despite their good faith effort, to agree on the determination of the Operating Expenses for the calendar year in question, then such amount shall be determined by independent certified public accountant (whose compensation shall not be based upon a contingency fee basis) mutually acceptable to Landlord and Tenant and such accountant’s determination shall be binding on the parties hereto.

ii. If, as a result of an agreement of Landlord and Tenant or the determination of the accountant selected by Landlord and Tenant, Landlord is found to have overstated the Operating Expenses by more than five percent (5%), then Landlord shall pay for the actual costs incurred by Tenant in completing any audit pursuant to this Section 6(e) and, as applicable, the cost of the accountant engaged by Landlord and Tenant pursuant to this Section 6(e).

iii. Any information obtained by Tenant pursuant to the provisions of this Section shall be treated as confidential. Tenant shall have the right to perform such review or audit of Landlord’s books, records and documents as provided for herein not more than once during each calendar year.

(f) In addition to the audit rights provided above in Section 6(e), upon reasonable prior notice to Landlord, Tenant shall have the right at its own cost and expense to contest the real property taxes for the Premises by legal proceedings or in such other manner as Tenant may deem suitable. If necessary, the legal proceedings shall be conducted in the name of and with the cooperation of Landlord, and Landlord shall reasonably cooperate with Tenant, at no cost or expense to Landlord.

7. Utilities. Effective on the Commencement Date, Tenant shall timely pay for all water, gas, electricity, heat, light, power, telephone, sewer, sprinkler services, refuse and trash collection, and other utilities and services used at the Project, all maintenance charges for utilities, and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like. No interruption or failure of utilities shall result in the termination of this Lease, constructive eviction or the abatement of rent. Tenant, at Tenant’s sole cost and expense, shall contract directly with a janitorial service and shall pay for all janitorial services used on or for the Premises. Landlord shall have no obligations whatsoever in connection therewith.

8. Property Taxes. Subject to Section 6(f), Landlord shall account for and pay, as such becomes due and payable, all taxes, assessments and governmental charges (collectively referred to as “Taxes”) that are assessed against the Project during the Lease Term (because such Taxes are payable in arrears). Taxes payable during the Lease Term shall be included as part of the Operating Expenses charged to Tenant pursuant to Section 6 hereof during each year of the Lease Term based upon Landlord’s reasonable estimate of the amount of Taxes, and shall be subject to reconciliation and adjustment pursuant to Section 6 once the actual amount of Taxes is known. As to leave no doubt, Tenant shall only be responsible for paying its Proportionate Share of the Property Taxes.

9. Insurance.

(a) Landlord shall maintain all risk property insurance covering the full replacement cost of the Building (excluding foundations), less a commercially reasonable deductible if Landlord so chooses and payment for such shall be included as part of Operating Expenses as set forth in Section 6. Landlord shall not be obligated to insure any furniture, equipment, trade fixtures, machinery, goods, or supplies which Tenant may keep or maintain in the Premises or any alteration, addition, or improvement which Tenant may make upon the Premises. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including commercial liability insurance, flood insurance, and rent loss insurance.

(b) Effective as of the earlier of: (1) the date Tenant enters or occupies the Premises; or (2) the Commencement Date, and continuing during the Lease Term, Tenant, at its expense, shall obtain and maintain in full force the following insurance coverage (subject to increases in coverage amounts and additional types of coverage, as reasonably determined by Landlord from time to time): (i) all risk property insurance covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant or for Tenant’s benefit; (ii) worker’s compensation insurance with no less than the minimum limits required by law; (iii) business interruption, loss of income and extra expense insurance covering failure of Tenant’s equipment and covering all periods of interruption, with limits not less than one hundred percent (100%) of all charges payable by Tenant under this Lease for a period of twelve (12) months; and (iv) commercial liability insurance, with a minimum limit of $1,000,000 per occurrence and a minimum umbrella limit of $1,000,000, for a total minimum combined general liability and umbrella limit of $2,000,000 for property damage, personal injuries, or deaths of persons occurring in or about the Premises. Landlord may from time to time require increases in any such limits or additional coverages provided that such increases or additional coverages shall be consistent with the insurance requirements generally applicable to properties similar to the Project. The commercial liability policies shall name Landlord and Landlord’s agents as additional insureds, insure on an occurrence and not a claims-made basis, be issued by insurance companies which are reasonably acceptable to Landlord, not be cancelable unless thirty (30) days prior written notice shall have been given to Landlord, contain a hostile fire endorsement or amended pollution endorsement, and a contractual liability endorsement and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Such certificates, or at Landlord’s option, copies of the policies evidencing coverage shall be delivered to Landlord by Tenant at least ten (10) days prior to the Commencement Date and at least fifteen (15) days prior to each renewal of said insurance. If Tenant fails to comply with the foregoing insurance requirements or to timely deliver to Landlord copies of such policies and certificates evidencing the coverage required herein, Landlord, in addition to any remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of fifteen percent (15%) of the cost.

(c) All policies required to be carried by Tenant hereunder shall be issued by and binding upon an insurance company licensed to do business in the state in which the Premises are located with a rating of at least “A-: X” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord in writing. Tenant shall not do or permit anything to be done that would invalidate the insurance policies required herein. Liability insurance maintained by Tenant shall be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord.

(d) The limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of Tenant or relieve Tenant of any obligation thereunder. Any deductibles selected by Tenant shall be the sole responsibility of Tenant.

(e) Should Tenant engage the services of any contractor to perform work in the Premises, Tenant shall ensure that such contractor carries commercial general liability (including completed operations coverage for a period of three (3) years following completion of the work), business automobile liability, umbrella/excess liability, worker’s compensation and employers liability coverages in substantially the same amounts as are required of Tenant under this Lease. Such contractor shall name Landlord, its trustees, officers, directors, members, agents and employees, and Landlord’s mortgagees as additional insureds on the liability policies required hereunder. All policies required to be carried by any such contractor shall be issued by and binding upon an insurance company licensed to do business in the state in which the Premises are located with a rating of at least “A-: X” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to the commencement of any work in the Premises. Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel, non-renew, or materially alter the policy without at least thirty (30) days’ prior written notice to Landlord. The above requirements shall apply equally to any subcontractor engaged by contractor.

(f) The all-risk property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, their officers, directors, employees, managers, agents, invitees and contractors, in connection with any loss or damage thereby insured against. The failure of a party to insure its property shall not void this waiver. Notwithstanding anything to the contrary contained herein, Tenant hereby waives and releases any claims against Landlord, and its officers, directors, employees, managers, agents, invitees and contractors for any loss or damage insured against or required to be insured against hereunder to the extent insurance proceeds are received therefor (whether by self-insurance or otherwise), except for damage caused by Landlord’s gross negligence or willful misconduct. Landlord hereby waives and releases any claims against Tenant, and its officers, directors, employees, managers, agents, invitees and contractors for any loss or damage insured against or required to be insured against hereunder to the extent insurance proceeds are received therefor, regardless of whether the negligence or fault of Tenant caused such loss; however, Landlord’s waiver shall not apply to any deductible amounts maintained by Landlord under its insurance. The waivers set forth in this Section 9(f) shall be in addition to, and not in substitution for, any other waivers, indemnities, or exclusions of liabilities set forth in this Lease.

10. Landlord’s Repairs.

(a) This Lease is intended to be a net lease; accordingly, Landlord’s maintenance and repair obligations are limited to the Landlord’s Work required by Exhibit A prior to the Commencement Date. All required maintenance of the Premises after the Commencement Date shall be Tenant’s responsibility except that Landlord shall be responsible for structural and mechanical maintenance and repair for the 1st 2 years of the Lease defined as roof, structural components, HVAC systems and plumbing systems as existed on the Lease Date and not including any such items modified by Tenant. Notwithstanding the foregoing, to the extent that any either the roof or any structural components of the Premises need to be replaced during the lifetime of this Lease due to a reason other than Tenant fault or the installation of by Tenant of its equipment and fixtures, it shall be the Landlord’s responsibility to promptly undertake and pay for any such replacements.

(b) Notwithstanding the foregoing, nothing contained in this Section 10 shall: require Landlord to repair or remedy any defect to the extent such repair or remediation is necessitated due to the negligence, or willful misconduct or omissions of, or misuse of the item requiring such repair or remediation by, Tenant or any Tenant Party; require Landlord to repair or remedy any defect if the coverage afforded by any warranty or maintenance/service contract relating to the item in question has been impaired or invalidated by Tenant or any Tenant Party; require Landlord to repair or remedy any defect with respect to any items installed by or on behalf of a Tenant Party; require Landlord to repair or remedy any defect with respect to which a defect Notice is not received by Landlord on or prior to the defect deadline, time being of the essence with respect thereto; or give Tenant any defense to the payment when due of, or the right to offset any amounts against, Base Rent, Operating Expenses or other amounts due from Tenant to Landlord hereunder.

11. Tenant’s Repairs.

(a) Subject to Landlord’s obligation in Section 10, Tenant, at its sole expense, shall repair, replace and maintain in good condition all portions of the Premises including plumbing, water, and sewer lines within the Building, entries, doors, ceilings, windows, interior walls, fire sprinklers and fire protection systems, and heating, ventilation and air conditioning systems, and other building and mechanical systems. Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the Lease Term. Maintenance and repair of the heating, ventilation and air conditioning systems and other mechanical and building systems shall be at Tenant’s expense pursuant to maintenance service contracts entered into by Tenant. The scope of services and contractors under such maintenance contracts shall be subject to Landlord’s prior written approval.

(b) In the event that any repair or maintenance obligation required to be performed by Tenant hereunder may affect the structural integrity of the Building (e.g., roof, foundation, structural members of the exterior walls), prior to commencing any such repair, Tenant shall provide Landlord with written notice of the necessary repair or maintenance and a brief summary of the structural component or components of the Building that may be affected by such repair or maintenance. Within ten (10) business days after Landlord’s receipt of Tenant’s written notice, Landlord shall have the right, but not the obligation, to elect to cause such repair or maintenance to be performed by Landlord, or a contractor selected and engaged by Landlord, but at Tenant’s sole cost and expense. If Landlord elects to perform the repair at Tenant’s expense then both parties must mutually agree to the Contractor and bid price.

12. Tenant-Made Alterations; Tenant Improvement Allowance; and Trade Fixtures.

(a) Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises (“Tenant-Made Alterations”) shall be subject to Landlord’s prior written consent, which shall not be unreasonably withheld or delayed. Tenant shall cause, at its expense, all Tenant-Made Alterations to comply with insurance requirements and with Legal Requirements and shall construct at its expense any alteration or modification required by Legal Requirements as a result of any Tenant-Made Alterations.

(b) All Tenant-Made Alterations shall be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used and in compliance with City of Waukegan codes. All plans and specifications for any Tenant-Made Alterations shall be submitted to Landlord for its approval. Landlord may monitor construction of the Tenant-Made Alterations. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations.

(c) Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Legal Requirements. Tenant shall furnish security or make other arrangements satisfactory to Landlord to assure payment for the completion of all work free and clear of liens and shall provide certificates of insurance for worker’s compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work on the Tenant-Made Alterations and final lien waivers from all such contractors and subcontractors.

(d) Upon surrender of the Premises, all Tenant-Made Alterations and any leasehold improvements constructed by Tenant shall be removed by Tenant at Tenant’s expense and the Premises shall be returned to the condition in which the Premises was delivered. If Landlord would like a leasehold improvement added by Tenant to remain upon surrender of the Premises, Landlord must designate that item at least thirty (30) days prior to the date of surrender.

(e) Tenant, at its own cost and expense and without Landlord’s prior approval, may erect such shelves, bins, machinery and trade fixtures (collectively “Trade Fixtures”) in the ordinary course of its business provided that such items do not alter the basic character of the Premises, do not overload or damage the Premises, and may be removed without injury to the Premises, and the construction, erection, and installation thereof complies with all Legal Requirements and with Landlord’s requirements set forth above. Prior to the expiration or termination of this Lease, Tenant, at its sole expense, shall remove its Trade Fixtures and shall repair any and all damage caused by their installation, use of removal. If Landlord would like a Trade Fixture added by Tenant to remain upon surrender of the Premises, Landlord must designate that item at least thirty (30) days prior to the date of surrender.

(f) Tenant Improvement Allowance.

(i) Notwithstanding anything to the contrary contained herein, Landlord shall provide Tenant with a tenant improvement allowance in an amount up to $925,000.00 (the “Allowance”) to be applied towards the Tenant’s build-out of its craft grow cultivation and manufacturing facility (“Tenant Improvements”). The Allowance must be used and requested in writing from Landlord within eighteen (18) months following the Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto. All Tenant Improvements for which the Allowance has been made available shall be deemed Landlord’s property. Tenant shall not be entitled to use any portion of the Allowance for anything other than the Tenant Improvements.

(ii) In no event shall Landlord be obligated to make disbursements with respect to the Tenant Improvements in an amount that exceeds the Allowance. Upon Tenant incurring costs for Tenant Improvements, Tenant shall provide Landlord with the applicable invoice or other form of documentation to establish that such costs have actually been incurred by Tenant. Within fourteen (14) days of Tenant providing Landlord with the aforementioned invoice and/or documentation, Landlord shall disburse the amount of said invoice directly to the vendor and/or contractor identified on said invoice. Notwithstanding the foregoing, if Tenant determines, in its sole discretion, that it would be more efficient to pay any invoices for any Tenant Improvements directly to any contractor or other person who has performed a Tenant Improvement, Tenant shall deliver documentation to Landlord sufficient to establish that Tenant has paid such amount and Landlord shall reimburse Tenant, up to the amount of the Allowance, within fourteen (14) days of its receipt of Tenant’s documentation related to same. Finally, in exchange for either Landlord or Tenant tendering payment to a contractor, subcontractor, or material supplier pursuant to this Section 12(f)(ii), Tenant shall provide Landlord with an appropriate lien waiver, if applicable, as it pertains to the work and/or services provided by said contractor, subcontractor, or material supplier.

(iii) It shall be a condition to the obligation of Landlord to make such disbursements that Tenant shall have provided Landlord with appropriate requests for payment, invoices, contractors’ affidavits and sworn statements, contractors’ and subcontractors’ lien waivers, and other documents as may be reasonably required (A) by Landlord to demonstrate the correctness of the amount requested by Tenant; and (B) to satisfy any other conditions as may be reasonably imposed by Landlord.

13. Signs. All exterior signs, blinds, draperies and other window treatment or bars or other security installations visible from outside the Building shall be at Tenant’s expense and shall be subject to Landlord’s prior written approval which consent shall not be unreasonably withheld and shall conform in all respects to Landlord’s requirements. Tenant shall not make any changes to the exterior of the Building, install any exterior lights, decorations, balloons, flags, pennants, banners, or painting, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord’s prior written consent which consent shall not be unreasonably withheld. Landlord shall not be required to notify Tenant of whether it consents to any sign until it (a) has received detailed, to-scale drawings thereof specifying design, material composition, color scheme, and method of installation, and (b) has had a reasonable opportunity to review them. Upon surrender or vacation of the Premises, Tenant shall have removed all signs and repair, paint, and/or replace the building fascia surface to which its signs are attached to restore the same to their original condition. Tenant, at Tenant’s sole cost and expense, shall obtain all applicable governmental permits and approvals for sign and exterior treatments.

14. Parking. Tenant shall have exclusive use of all of the parking areas located on the Premises in common with other tenants except for parking spaces on the back lot located behind gates to be installed by Landlord.

15. Restoration.

(a) If at any time during the Lease Term the Premises are damaged by a fire or other casualty, Landlord shall notify Tenant within thirty (30) days after such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises. If the restoration time is estimated to exceed one hundred eighty (180) days from the date the Premises was damaged, either Landlord or Tenant may elect to terminate this Lease upon notice to the other party given no later than thirty (30) days after Landlord’s notice. If neither party elects to terminate this Lease or if Landlord estimates that restoration will take one hundred eighty (180) days or less, then, Landlord shall promptly restore the Premises excluding the improvements installed by Tenant or by Landlord and paid by Tenant, subject to delays arising from the collection of insurance proceeds or from Force Majeure events. Tenant, at Tenant’s expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either party may terminate this Lease upon thirty (30) days written notice to the other if the Premises are damaged during the last year of the Lease Term and Landlord reasonably estimates that it will take more than thirty (30) days to repair such damage.

(b) If the Premises are destroyed or substantially damaged by any peril not covered by the insurance maintained by Landlord or any Landlord’s mortgagee requires that insurance proceeds be applied to the indebtedness secured by its mortgage (defined hereinafter), Landlord may terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after such destruction or damage or such requirement is made known by any such Landlord’s mortgagee, as applicable, whereupon all rights and obligations hereunder shall cease and terminate, except for any liabilities of Tenant which accrued prior to termination of this Lease.

(c) If the Premises are damaged by fire or other casualty, Rent shall be abated for the period of repair and restoration; provided, however, that Tenant shall not be entitled to any abatement of Base Rent in the event such damage or destruction resulted from the gross negligence or willful misconduct of Tenant or its subtenants, assignees, employees, agents or contractors. Such abatement shall be the sole remedy of Tenant unless the damage has been caused by the gross negligence or willful misconduct of Landlord, and except as provided herein, Tenant waives any right to terminate this Lease by reason of damage or casualty loss.

16. Condemnation. If any part of the Premises or the Project should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and (a) the Taking would prevent or materially interfere with Tenant’s use of the Premises, (b) in Landlord’s judgment would materially interfere with or impair its ownership or operation of the Project or (c) as a result of such Taking, Landlord’s mortgagee accelerates the payment of any indebtedness securing all or a portion of the Project, then upon written notice by Landlord or Tenant this Lease shall terminate and Base Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, the Base Rent payable hereunder during the unexpired Lease Term shall be reduced to such extent as may be fair and reasonable under the circumstances, and Landlord shall restore the Premises as near as reasonably attainable to its condition prior to the Taking; provided, however, Landlord’s obligation to so restore the Premises shall be limited to the award Landlord receives in respect of such Taking that is not required to be applied to the indebtedness secured by a mortgage. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s Trade Fixtures, if a separate award for such items is made to Tenant.

17. Assignment and Subletting.

(a) Without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, except as otherwise expressly provided in this Lease, Tenant shall not assign this Lease, sublease the Premises or any part thereof, or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises (each being a “Transfer”) and any agreement to do any of the foregoing shall be void and of no effect. For purposes of this Section 17, a transfer of the controlling ownership interests of Tenant shall be deemed a Transfer of this Lease unless such controlling ownership interests are publicly traded, or if at least eighty percent (80%) of Tenant’s voting stock is owned by another entity, the voting stock of such other entity is publicly traded. Notwithstanding the above, provided no Event of Default has occurred and is continuing Tenant may assign or sublet the Premises, or any part thereof, to any entity controlling, controlled by or under common control with the original Tenant named herein (a “Tenant Affiliate”) having a Tangible Net Worth not less than the Tangible Net Worth of Tenant as of the date hereof, without the prior written consent of Landlord; provided, however, Tenant shall provide at least thirty (30) days written notice prior to assigning this Lease to, or entering into any sublease with, any Tenant Affiliate and shall include all documentation establishing the Tenant Affiliate’s Tangible Net Worth in such notice. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Tenant Affiliate shall be subject to the terms of this Section 17. As to leave no doubt, any transfer of ownership interests by Tenant, regardless of the ownership percentage being transferred, between any of the entities that are owners of Tenant as of the Commencement Date (an “Intra-Tenant Transfer”), shall be permitted without the Landlord’s prior written consent; provided, however, Tenant shall provide Landlord with seven (7) days prior notice before effectuating any such Intra-Tenant Transfer.

(b) Notwithstanding any Transfer, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully responsible and liable for the payment of the rent and for compliance with all of Tenant’s other obligations under this Lease (regardless of whether Landlord’s approval has been obtained for any such Transfer). In the event that the rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus the rent payable under the remaining portion of the Premises, and any bonus or other consideration therefor or incident thereto) exceeds the rental payable under this Lease (which rental shall be calculated on a per square foot basis if less than the entire Premises are subleased), then Tenant shall be bound and obligated to pay Landlord as additional rent hereunder all such excess rental and other excess consideration within ten (10) days following receipt thereof by Tenant.

(c) If this Lease is assigned or if the Premises is subleased (whether in whole or in part) or in the event of the mortgage, pledge, or hypothecation of Tenant’s leasehold interest or grant of any concession or license within the Premises or if the Premises be occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and, except to the extent set forth in the preceding Subsection 17(b), apply the amount collected to the next rent payable hereunder; and all such rentals collected by Tenant shall be held in trust for Landlord and immediately forwarded to Landlord. No such transaction or collection of rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder. Any approved assignment or sublease shall be expressly subject to the terms and conditions of this Lease. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers.

18. Indemnification. To the extent permitted by applicable law, Tenant agrees to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold harmless Landlord, and Landlord’s agents, employees and contractors, from and against any and all claims, demands, losses, liabilities, causes of action, suits, judgments, damages, costs and expenses (including attorneys’ fees) arising from any occurrence on the Premises, the use and occupancy of the Premises, or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises or due to any other act or omission of Tenant, its subtenants, assignees, invitees, employees, contractors and agents, or from Tenant’s failure to perform its obligations under this Lease (other than any loss arising from the sole or gross negligence or willful misconduct of Landlord or its agents). This indemnity provision shall survive termination or expiration of this Lease. The furnishing of insurance required hereunder shall not be deemed to limit Tenant’s obligations under this Section 18. To the extent permitted by applicable law, Landlord agrees to indemnify, defend (with counsel reasonably acceptable to Tenant) and hold harmless Tenant, and Tenant’s agents, employees and contractors, from and against any and all claims, demands, losses, liabilities, causes of action, suits, judgments, damages, costs and expenses (including attorneys’ fees) arising from any occurrence on the Premises, the use and occupancy of the Premises, or from any activity, work, or thing done, permitted or suffered by Landlord in or about the Premises or due to any other act or omission of Landlord, its subtenants, assignees, invitees, employees, contractors and agents, or from Landlord’s failure to perform its obligations under this Lease (other than any loss arising from the sole or gross negligence or willful misconduct of Tenant or its agents). This indemnity provision shall survive termination or expiration of this Lease.

19. Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time that is approved by tenant and inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose. Landlord and Landlord’s representatives may enter the Premises during business hours for the purpose of showing the Premises to prospective purchasers, lenders or, during the last year of the Lease Term, to prospective tenants. If an Option to Extend has not been exercised (or no options remain) and it is One Hundred Twenty (120) days prior to the expiration of the lease term, Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale. Landlord may grant easements, make public dedications, designate common areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially interferes with Tenant’s use or occupancy of the Premises. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions.

20. Quiet Enjoyment. If Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the Lease Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord, but not otherwise.

21. Surrender. No act by Landlord shall be an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. Upon termination of the Lease Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 15 and 16 excepted. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating. In the event of Tenant’s failure to give such notice or to participate in such joint inspection, Landlord’s inspection shall be deemed conclusive for purposes of determining Tenant’s responsibility for repairs and restoration. No such performance by Landlord shall create any liability on the part of Landlord whatsoever. Any Trade Fixtures, Tenant-Made Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Lease Term shall survive the termination of the Lease Term, including indemnity obligations, payment obligations with respect to Operating Expenses and all obligations concerning the condition and repair of the Premises. If Tenant fails to perform any obligation prior to the expiration or earlier termination of this Lease, Landlord may, but shall not be obligated to, perform such obligation and Tenant shall pay Landlord all costs associated therewith.

22. Holding Over. If Tenant fails to vacate the Premises after the termination of the Lease Term, Tenant shall be a tenant at sufferance, and Tenant shall pay, in addition to any other rent or other sums then due Landlord, a daily Base Rental equal to 125% of the Base Rent in effect on the expiration or termination date. Tenant shall also be liable for all Operating Expenses incurred during such holdover period. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 22 shall not be construed as consent for Tenant to retain possession of the Premises.

23. Events of Default. Each of the following events shall be an event of default (“Event of Default”) by Tenant under this Lease:

(a) Tenant shall fail to pay any installment of Rent or any other payment required herein when due, and such failure shall continue for a period of thirty (30) days from the date that Tenant was served with notice by Landlord of such nonpayment.

(b) Tenant or any guarantor or surety of Tenant’s obligations hereunder shall (i) make a general assignment for the benefit of creditors; (ii) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “proceeding for relief”); (iii) become the subject of any proceeding for relief which is not dismissed within sixty (60) days of its filing or entry; or (iv) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(c) Any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease.

(d) Tenant shall fail to occupy or shall abandon or vacate the Premises or shall fail to continuously operate its business at the Premises for the permitted use set forth herein, whether or not Tenant is in monetary or other default under this Lease.

(e) Tenant shall fail to discharge or bond over any lien placed upon the Premises in violation of this Lease within thirty (30) days after any such lien or encumbrance is filed against the Premises.

(f) Tenant shall fail to execute any instrument of subordination or attornment or any estoppel certificate within the time periods set forth in Section 28 or Section 30 respectively following Landlord’s request for the same.

(g) Tenant shall breach any of the requirements of Section 31 and such failure shall continue for a period of five (5) days or more after notice from Landlord to Tenant.

(h) Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 23, and except as otherwise expressly provided herein, such default shall continue for more than thirty (30) days after Landlord shall have given Tenant written notice of such default.

24. Landlord’s Remedies.

(a) Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter at its election: terminate this Lease or Tenant’s right of possession, (but Tenant shall remain liable as hereinafter provided) and/or pursue any other remedies at law or in equity. Upon the termination of this Lease or termination of Tenant’s right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store, all of the furniture, fixtures and equipment at the Premises.

(b) If Landlord terminates this Lease, Landlord may recover from Tenant the sum of: all Rent and all other amounts accrued hereunder to the date of such termination.

(c) Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity, shall not be a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. The terms “enter,” “re-enter,” “entry” or “re-entry,” as used in this Lease, are not restricted to their technical legal meanings. Any reletting of the Premises shall be on such terms and conditions as Landlord in its sole discretion may determine (including a term different than the remaining Lease Term, rental concessions, alterations and repair of the Premises, lease of less than the entire Premises to any tenant and leasing any or all other portions of the Project before reletting the Premises). Landlord shall not be liable, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting. Nothing contained in this paragraph shall reduce Landlord’s obligation to mitigate its damages.

25. Guaranty and Collateral. Grown Rogue Unlimited, LLC hereby unconditionally guarantees the due and punctual payment of all Rent, (as defined in the Lease), and all other sums due (including interest and penalties) and to be paid by Tenant pursuant to the Lease and the performance by Tenant of all the terms, conditions, covenants and agreements of the Lease for a period of five (5) years from the Rent Commencement date.

26. Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within fourteen (14) days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of fourteen (14) days, then after such period of time as is reasonably necessary). All obligations of Landlord hereunder shall be construed as covenants, not conditions; and Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Lease Term upon each new owner for the duration of such owner’s ownership. Any liability of Landlord under this Lease or arising out of the relationship between Landlord and Tenant shall be limited solely to Landlord’s interest in the Building, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord. In the event that Tenant prevails in an action brought due to a breach of the Landlord, Tenant shall be entitled to recover its costs as well as its reasonable attorney’s fees incurred in enforcing the terms of the Lease.

27. Waiver of Jury Trial. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

28. Subordination.

(a) This Lease and Tenant’s interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any mortgage, now existing or hereafter created on or against the Project, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant, provided that the subordination of this Lease to any future mortgage shall be conditioned upon Tenant’s possessory rights under this Lease not being disturbed as the result of any foreclosure of such mortgage so long as Tenant is not in default under this Lease beyond applicable notice or cure periods. Tenant agrees, at the election of the holder of any such mortgage, to attorn to any such holder. The provisions of this Section 28 shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and such instruments of attornment as shall be requested by any such holder within ten (10) days of such request. Tenant’s obligation to furnish each such instrument requested hereunder in the time period provided is a material inducement for Landlord’s execution of this Lease and any failure of Tenant to timely deliver each instrument shall be deemed an Event of Default.

(b) Notwithstanding the foregoing, any such holder may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution, delivery or recording and in that event such holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such mortgage and had been assigned to such holder. The term “mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “holder” of a mortgage shall be deemed to include the beneficiary under a deed of trust.

(c) Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail to any mortgage holder whose address has been given to Tenant, and affording such mortgage holder a reasonable opportunity to perform Landlord’s obligations hereunder. Notwithstanding any such attornment or subordination of a mortgage to this Lease, the holder of any mortgage shall not be liable for any acts of any previous landlord, shall not be obligated to install any tenant improvements, and shall not be bound by any amendment to which it did not consent in writing nor any payment of rent made more than one month in advance.

29. Mechanic’s Liens. Tenant has no express or implied authority to create or place any lien or encumbrance of any kind upon, or in any manner to bind the interest of Landlord or Tenant in, the Project or any part of the Project or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on or about the Project and that it will save and hold Landlord harmless from all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the interest of Landlord in the Premises or under this Lease. Tenant shall give Landlord immediate written notice of the placing of any lien or encumbrance against the Project, arising by, through or under Tenant, including its agents, contractors, subtenants or invitees and cause such lien or encumbrance to be discharged within thirty (30) days of the filing or recording thereof; provided, however, Tenant may contest such liens or encumbrances as long as such contest prevents foreclosure of the lien or encumbrance and Tenant causes such lien or encumbrance to be bonded or insured over in a manner satisfactory to Landlord within such thirty (30) day period.

30. Estoppel Certificates. Tenant agrees, from time to time, within ten (10) days after request of Landlord, to execute and deliver to Landlord, or Landlord’s designee, any estoppel certificate requested by Landlord, stating that this Lease is in full force and effect, the date to which Rent has been paid, that Landlord is not in default hereunder (or specifying in detail the nature of Landlord’s default), the termination date of this Lease and such other matters pertaining to this Lease as may be requested by Landlord. Tenant’s obligation to furnish each estoppel certificate in a timely fashion is a material inducement for Landlord’s execution of this Lease and any failure of Tenant to timely deliver each estoppel certificate shall be deemed an Event of Default. No cure or grace period provided in this Lease shall apply to Tenant’s obligation to timely deliver an estoppel certificate.

31. Environmental Requirements.

(a) Except for Hazardous Materials contained in products used by Tenant in de minimis quantities for ordinary cleaning and office purposes, Tenant shall not permit or cause any party to bring any Hazardous Materials upon the Project or transport, store, use, generate, manufacture, dispose, or release any Hazardous Materials on or from the Project without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Project, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Project of any Environmental Requirement.

(b) The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, permits, authorizations, orders, policies or other similar requirements of any governmental authority, agency or court regulating or relating to health, safety, or environmental conditions on, under, or about the Project, or the environment, including the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto, and any common or civil law obligations including nuisance or trespass, and any other requirements of Sections 3 and 32 of this Lease. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including any solid or hazardous waste, hazardous substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

(c) Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by Tenant, its assignees, subtenants, agents, employees, contractors or invitees onto or from the Project, in a manner and to a level satisfactory to Landlord in its sole discretion, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the Project or require the recording of any deed restriction or notice regarding the Project. Tenant shall perform such work at any time during the Lease Term upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten (10) days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Requirements. Tenant agrees not to enter into any agreement with any person, including any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Project without the written approval of the Landlord.

(d) Tenant shall indemnify, defend, and hold harmless Landlord, its agents and employees from and against any and all losses (including diminution in value of the Project and loss of rental income from the Project), claims, demands, actions, suits, damages (including punitive damages), expenses (including remediation, removal, repair, corrective action, or cleanup expenses), and costs (including actual attorneys’ fees, consultant fees or expert fees and including removal or management of any asbestos brought to or at the Project or disturbed in breach of the requirements of this Section 31, regardless of whether such removal or management is required by law) which are brought to or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or any breach of the requirements under this Section 31 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Section 31 shall survive any termination of this Lease.

(e) Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Section 31, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Project. Tenant shall, within five (5) days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Project.

(f) In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Section 31 that is not cured within thirty (30) days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form satisfactory to Landlord. The requirements of this Section 31 are in addition to and not in lieu of any other provision in this Lease.

32. Rules and Regulations. Tenant shall, at all times during the Lease Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. There are no current Rules and Regulations. In the event of any conflict between said rules and regulations and the terms and provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project.

33. Security Service. Tenant acknowledges and agrees that, while Landlord may (but shall not be obligated to) patrol the Project, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises unless such damage is caused by the gross negligence or willful misconduct of Landlord.

34. Force Majeure. Neither Landlord or Tenant shall be held responsible for delays in the performance of its obligations hereunder when caused by strikes, lockouts, labor disputes, acts of God, acts of terrorism, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, delay in issuance of permits, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of Landlord or Tenant (“Force Majeure”). In the event of a government mandated closure of Tenant’s business during the first two (2) years of this Lease, Tenant’s obligation to pay Base Rent shall be deferred for a maximum period of six (6) months. Tenant shall continue to pay operating expenses, property taxes and utilities as required by this Lease. Any deferred rent shall be repaid to Landlord with eighteen (18) months of the date of the deferral.

35. Entire Agreement. This Lease constitutes the complete and entire agreement of Landlord and Tenant with respect to the subject matter hereof. No representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations are superseded by this Lease. This Lease may not be amended except by an instrument in writing signed by both parties hereto.

36. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

37. Brokers. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction. Landlord and Tenant respectively agree to indemnify and hold each other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with either Tenant or Landlord with regard to this leasing transaction.

38. Miscellaneous.

(a) Any payments or charges due from Tenant to Landlord hereunder shall be considered rent for all purposes of this Lease.

(b) If and when included within the term “Tenant,” as used in this instrument, there is more than one person, firm or corporation, each shall be jointly and severally liable for the obligations of Tenant.

(c) All notices required or permitted to be given under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, by email transmission if an email address has been furnished by the recipient party or the recipient party’s attorney to the sending party, or by hand delivery and sent to the Notice Address for each party listed on page 2 of this Lease. Either party may by notice given aforesaid change its address for all subsequent notices. Except where otherwise expressly provided to the contrary, notice shall be deemed given upon delivery.

(d) Except as otherwise expressly provided in this Lease or as otherwise required by law, Landlord retains the absolute right to withhold any consent or approval.

(e) At Landlord’s request from time to time Tenant shall furnish Landlord with true and complete copies of its most recent annual and quarterly financial statements prepared by Tenant or Tenant’s accountants and any other financial information or summaries that Tenant typically provides to its lenders or shareholders. Landlord shall hold such financial statements and information in confidence, and shall not disclose the same except: (i) to Landlord’s lenders or potential lenders, (ii) to potential purchasers of all or a portion of the Project, (iii) to attorneys, accountants, consultants or other advisors, (iv) otherwise as reasonably necessary for the operation of the Project or administration of Landlord’s business or (v) if disclosure is required by any law and/or any judicial or administrative order or ruling.

(f) Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord, Tenant will execute a memorandum of lease.

(g) Each party acknowledges that it has had the opportunity to consult counsel with respect to this Lease.

(h) The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(i) Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(j) Time is of the essence as to the performance of Tenant’s obligations under this Lease.

(k) All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. In the event of any conflict between such exhibits or addenda (other than the rules and regulations) and the terms of this Lease, such exhibits or addenda shall control. In the event of a conflict between the rules and regulations attached hereto and the terms of this Lease, the terms of this Lease shall control.

(l) Construction and interpretation of this Lease shall be governed by the laws of the state in which the Project is located, excluding any principles of conflicts of laws.

(m) Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Lease Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(n) At all times while this Lease is in effect, Tenant shall have the right to access the property twenty-four (24) hours per day and three hundred and sixty-five (365) days per year unless prohibited by law.

(o) Landlord represents and warrants that upon the completion of the Landlord’s Work (as contemplated in Section 2 of this Lease), the Premises will be fully compliant with all local and national building codes, the roof to the Premises will be water tight and free from leaks, and all plumbing, electrical, mechanical, heating, ventilating and air conditioning systems will be in good working order. Landlord further represents and warrants that to its knowledge, the Project is and for the ten (10) years prior to the date of this Lease, has been in compliance with all applicable local, state, and federal environmental laws, rules, and regulations. To the extent any claim is made against Tenant related to any breach or other form of violation of an environmental rule, law, or regulation, arising before the Commencement Date, Landlord shall fully indemnify, defend, and hold Tenant harmless against any such claim in accordance with Section 18 of this Lease.

39. Limitation of Liability of Landlord’s and Tenant’s Partners, and Others. Both parties agree that any obligation or liability whatsoever of each which may arise at any time under this Lease, or any obligation or liability which may be incurred by each pursuant to any other instrument, transaction, or undertaking contemplated hereby, shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of the constituent partners of either party or any of their respective directors, officers, representatives, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Lease Date first above written.

TENANT:	Rogue EBC, LLC

By:	/s/ Andrew Boyens
Name:	Andrew Boyens
Title:	Authorized Person

GUARANTOR:	Grown Rogue Unlimited, LLC

By:	/s/ J. Obie Strickler
Name:	J. Obie Strickler
Title:	Manager

LANDLORD:	345 N. Lakewood, LLC

By:
Name:	Dan Katz
Title:	Managing Member

EXHIBIT A

LANDLORDS WORK LETTER

Utilities:

1. HVAC supply from natural gas-fueled RTUs sized to sustain interior temperatures throughout the front two level office space premises at 72F +/- 2F at 50% RH (max) Summer, and 70F +/- 2F Winter. Landlord to provide infrared, or comparable, heating (or credit to tenant) for warehouse space. Units to be recently serviced and in good working order with no significant deficiencies or necessary repairs.

2. Electrical: Landlord shall provide all existing primary service, panels, and subpanels in good order without deficiency and compliant with code as installed.

3. All utilities to be under municipal services (water; sewer; electric; natural gas) separately metered, in good order without deficiency and code compliant as installed. Landlord to provide a properly sized gas line to adequately heat the building, Tenant may, at its sole cost, elect to upgrade the gas line beyond the requirements to properly heat the building.

4. Plumbing & Mechanical: Plumbing to be capped to source and drains protected from insects and pests.

●	Landlord to provide sketches of the location of the drains and lines. Tenant may elect to either keep existing trench drains or cap & fill.

●	Landlord to fill in interior loading and cap off drain (unless tenant needs drain in that location)

5. Fire Sprinklers & Pump system: pumps, risers, mains, heads; all components to be functional. compliant and recently inspected.

6. Fire alarm panel to be replaced per code.

Building Interior:

7. Landlord shall deliver the premises in sound condition both structurally and mechanically, and in compliance with applicable laws, free of asbestos and other hazardous materials.

8. Landlord shall turn the space over in a broom swept vanilla box condition.

Windows:

●	Landlord to replace broken windows with pane glass. Landlord to remove hardware on windows that open.

Rooms:

○	Second Floor - Landlord to build up to 2,000 square feet of office space per tenant/architect design. Landlord will include up to six rooms, per tenant drawing.

●	First Floor - Bathrooms will remain in the same location and work within the design by the tenant/architect. Landlord will build the following rooms.

○	3 Offices spaces

○	1 Conference Room

○	1 Breakroom

○	2 Locker rooms

○	1 sink room

●	First and Second Floor Office spaces will be built per code and including walls, electrical, doors, hardware, paint and drop ceiling.

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9. Emergency Egress: door hardware to be installed and in good order, code compliant.

●	Tenant and landlord will work together to determine appropriate emergency egress door locations per code.

Building Exterior (Exterior work to be completed weather depending, which shall cause no delays to the commencement of the lease):

10. Landlord to provide intact roof assembly with no leaks or unused/abandoned penetrations. Gutters & downspouts to be in good order, free of debris, without standing water after a stormwater event.

11. Deliver site and exterior building compliant with ADA and other applicable codes and laws. This includes all paved areas, sidewalks, curb-cuts, and curbing, and also steps, ramp(s) (and related railings) and doors, to/from/at entrances/exit(s).

12. Parking:

a. Parking lot to be re-sealed and striped, with handicap parking stalls/signage and striping provided.

b. Designated front parking spaces shall be dedicated and exclusive to Tenant’s use.

c. Parking layout and parking stall capacity must be sufficient for Tenant’s Permitted Use.

13. Exterior lot lighting, any building mounted lighting, and landscape lighting. If any signage is desired by Tenant, it shall be installed at Tenant’s expense and in compliance with City of Waukegan codes and ordinances.

14. Clean exterior façade, including any graffiti present.

15. Clean up the exterior of premises and remove any / all garbage.

16. Remove all existing exterior signage mounted to the building and patch/repair any penetrations.

17. Exterior windows to be delivered watertight, without defect or broken panes. Windows with internal blinds will be functional and in good order.

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